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Altera Corporation
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Elisha Finney Joins Altera Board of Directors

San Jose, Calif., September 14, 2011-Altera Corporation (NASDAQ: ALTR) today announced that Elisha Finney has joined the company's board of directors, effective September 14, 2011. Ms. Finney currently is the senior vice president and CFO of Varian Medical Systems, Inc. and serves on the board of directors for Thoratec Corporation. Prior to Varian Medical Systems, Ms. Finney held management positions at Fox Group and Beatrice Foods, Inc. She holds an undergraduate risk management and insurance degree from University of Georgia and an MBA from Golden Gate University.

"Elisha's experience in finance and risk management is a strong addition to Altera as we enter a new era of programmable solutions," said John Daane, Altera's president, chairman and CEO.

"I am pleased to accept Altera's invitation to serve on its board of directors." said Ms. Finney. "I applaud the company's history and performance as a leader in developing custom logic solutions across a very broad range of industries. I look forward to working with the board to help Altera achieve its near- and long-term goals."

About Altera

Altera® programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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